Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
18 Month Floater due 2009
Final Term Sheet
August 23, 2007

Issuer:                   	 Citigroup Funding Inc.

Guarantee:		Any payments due on the Notes are fully and
                        unconditionally guaranteed by Citigroup Inc.,
                        Citigroup Funding's parent company.

Rating of Issuer's  	Aa1/AA/AA+ (Moody's/S&P/Fitch)based upon the Citigroup
  Obligations:          guarantee.

Offering:              18 Month Floater due 2009

Principal Amount Issued:  US $850,000,000.00

Pricing Date:            August 23, 2007

Issue Date:              August 28, 2007

Maturity Date:           March 2, 2009

Issue Price:             99.94174% of the principal amount

Underwriting Discount:    0.10%

Interest Rate:         	3-month USD-BBA-Libor plus 18

Interest Determination Date:  Two London Business Days prior to
			      each interest payment date

Interest Rate Reset:      Quarterly on coupon payment dates

Coupon Payment Dates:   Quarterly on the 2nd of each December, March,
			June, and September. Modified following New York business day convention.

First Coupon Date:        December 3, 2007

Day Count Convention:     Actual/360

Accrue to Pay:            Yes

Payment at Maturity:      100% of the principal amount

Early Redemption:         Not Callable

Business Day:             New York

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
		           and minimum increments of US$1,000.00

Clearing and Settlement:     DTC

Listing:                  	None

Sole Lead Manager:        	Citigroup Global Markets Inc.

Co-Managers:              	SBK Brooks Investment
                          	Apex Pryor Securities


CUSIP/ISIN Number:        	1730T0DW6



Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.


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